SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

October 5, 2010
Date of Report (Date of earliest event reported)

Hotel Outsource Management International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6719	13-4167393
(State or Other Jurisdiction of	Commission File	(I.R.S. Employer
Incorporation or Organization)	Number	Identification No.)

80 Wall Street, Suite 815, New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

212-344-1600
Registrant’s telephone number, including area code

(Former Name or former Address, if Changed Since Last Report)

Item 1.01 – Entry into a Material Definitive Agreement

 On October 5, 2010, HOMI Industries Ltd, which is a wholly owned subsidiary of Hotel Outsource Management International, Inc., entered into a loan agreement with Tomwood Limited, which is a BVI company (“Tomwood”). Pursuant to this agreement, Tomwood shall loan to HOMI Industries $2,000,000. This loan will be made available to HOMI Industries in four, equal installments of $500,000 each. The first installment was loaned to HOMI Industries on October 3, 2010, and the next installments will be on January 1, 2011, April 1, 2011 and July 1, 2011. These dates may be postponed by written notice of HOMI Industries.

The Tomwood loan will bear interest at a rate of 10% per annum, to be paid quarterly, starting one quarter after the first installment of the loan.

HOMI Industries will repay this loan in eight consecutive, quarterly payments, commencing as of September 30, 2013 and ending on June 30, 2015.

HOMI Industries will use the proceeds of the Tomwood loan for the sole purpose of manufacturing and/or purchasing, and installing, minibar type products, and performing the logistics required in connection with these activities, including run-in of new installations and debugging of new installations.

Until September 29, 2013, Tomwood shall have the right to convert all or any part of the principal sum of its loan to HOMI Industries into shares of the common stock of Hotel Outsource Management International, Inc. For a conversion occurring no later than September 29, 2012, the conversion will be at a price per share of $0.06, for a maximum of 33,333,333 shares (if the entire loan is converted during that period). For a conversion occurring between September 29, 2012 and September 29, 2013, the conversion will be at a price per share of $0.08, for a maximum of 25,000,000 shares (if the entire loan is converted during that period).

As security and collateral for repayment of the Loan, HOMI Industries will take all action necessary on its part to encumber the minibars purchased with the loan by registering a first degree lien e over such minibars.

 Item 9.01 –                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.       Description

10.01	Loan Agreement between HOMI Industries, Inc. and Tomwood Limited dated October 5, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereto duly authorized.

October 6, 2010	Hotel Outsource Management International, Inc.

	By:	/s/ Jacob Ronnel
	Name:	Jacob Ronnel
	Title :	Chief Executive Officer

Exhibit Index

Exhibit No.                   Description of Exhibit

10.01	Loan Agreement between HOMI Industries, Inc. and Tomwood Industries dated October 5, 2010